Oasis Petroleum to Switch Listing to NASDAQ Stock Exchange

Houston, Texas — December 12, 2019 — Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) today announced that it is transferring the listing of its shares from the New York Stock Exchange to The NASDAQ Stock Market LLC (“Nasdaq”). Oasis expects its common stock to begin trading on Nasdaq at market open on December 24, 2019. The stock will continue to be listed under the ticker symbol “OAS.”

“We are pleased to join other leading energy companies that are listed on Nasdaq,” said Oasis CEO Tommy Nusz. “We believe moving to Nasdaq provides Oasis a cost-effective channel to connect with investors. We would also like to thank the NYSE for our valued relationship over the past nine years.”

About Oasis Petroleum Inc.
Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston and Delaware Basins. For more information, please visit the Company’s website at www.oasispetroleum.com.

Contact:
Oasis Petroleum Inc.
Bob Bakanauskas, (281) 404-9600
Director, Investor Relations